UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2009

PEPCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31403	52-2297449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(202) 872-3526

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc.
Form 8-K
Item 8.01   Other Events.

                As disclosed in the Form 8-K filed by Pepco Holdings, Inc. (“PHI”) with the Securities and Exchange Commission on March 25, 2009, Pepco Energy Services, Inc., a wholly owned subsidiary of PHI, has entered into a credit intermediation arrangement with Morgan Stanley Capital Group, Inc. (“MSCG”).  Under this arrangement, MSCG has agreed to assume the obligations of Pepco Energy Services with respect to certain transactions for the purchase of electricity in 2009, 2010 and 2011 under Pepco Energy Services’ wholesale purchase contracts through novation agreements with Pepco Energy Services’ counterparties to the wholesale purchase contracts (the “Novation Transactions”). Pepco Energy Services and MSCG also entered into a wholesale supply agreement under which MSCG will supply electricity to Pepco Energy Services in an amount, at the time, and on price and other terms identical to the terms of the novated transaction, with the exception that Pepco Energy Services will not have any obligation to post collateral with MSCG based on changes in electricity prices.  On March 30, 2009, Pepco Energy Services and MSCG agreed to effect a Novation Transaction with an additional counterparty, representing approximately 7% of Pepco Energy Services’ wholesale electric purchase obligations (measured in megawatt hours) and resulting in the return to Pepco Energy Services of approximately $95.5 million of collateral.  After giving effect to this additional novation and the prior Novation Transactions, approximately 39% of Pepco Energy Services’ wholesale electric purchase obligations (measured in megawatt hours), to date, have been replaced by contracts with MSCG, resulting in the return to Pepco Energy Services of approximately $293.5 million of collateral.

                The payment obligations of Pepco Energy Services to MSCG under the new wholesale supply agreement are guaranteed by PHI.  In connection with the additional novation, PHI increased the guaranteed amount to $500 million during the first year following March 20, 2009, which amount decreases to $300 million during the second year and to $100 million during the third year.  The payment obligations of MSCG to Pepco Energy Services under the new wholesale supply agreement are guaranteed by Morgan Stanley.

Pepco Holdings, Inc.
Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPCO HOLDINGS, INC.
(Registrant)

Date:	April 1, 2009	/s/ KEVIN M. McGOWAN
Name: Kevin M. McGowan Title: Vice President and Treasurer